Exhibit 4.5

GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under the Indenture, dated the date hereof (the “Indenture”), among the Guarantors, the Issuers (defined below) and U.S. Bank National Association, as trustee, and any additional Guarantors), have irrevocably and unconditionally guaranteed on a senior basis the Guarantee Obligations (as defined in Section 10.1 of the Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 7¾% Senior Notes due 2012 (the “Notes”) of Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”), and Douglas Dynamics Finance Company, a Delaware corporation (the “Finance Company,” and together with the Company, the “Issuers”), whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Issuers, to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer, or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No direct or indirect stockholder, member, employee, manager, Affiliate, officer or director, as such, past, present or future of an Issuer, Parent, the Subsidiary Guarantors or any successor entity shall have any personal liability in respect of such Issuer’s obligations or the obligations of Parent or the Subsidiary Guarantors under the Indenture or the Notes, except that this provision shall in no way limit the obligation of Parent or any Subsidiary Guarantor pursuant to any Guarantee.  Each Holder by accepting a Note waives and releases all such liability.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuers’ obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Guarantee of payment and performance and not of collectibility.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The obligations of each Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed.

Dated:

Douglas Dynamics Holdings, Inc.

By:
Name:
Title: